Exhibit 99.3

NEWS RELEASE

ROOMSTORE ANNOUNCES FILING OF AMENDED PLAN OF REORGANIZATION AND APPROVAL OF DISCLOSURE STATEMENT

RICHMOND, VA, March 11, 2005 – HMY RoomStore, Inc. (“RoomStore”), a wholly owned subsidiary of Heilig-Meyers Company, today announced that it and the Official Committee of Unsecured Creditors filed an Amended and Restated Joint Plan of Reorganization (the “Plan”) and an Amended and Restated Disclosure Statement (the “Disclosure Statement”) with the U.S. Bankruptcy Court for the Eastern District of Virginia. The Bankruptcy Court approved the Disclosure Statement after conducting a hearing for the purpose of making a determination as to the adequacy of the Disclosure Statement. RoomStore will ask its creditors to vote for the approval of the Plan. The Bankruptcy Court has scheduled a hearing on April 21, 2005, to consider confirmation of the Plan.

Under the terms of the Plan, RoomStore will emerge as a reorganized business enterprise (“Reorganized RoomStore”) and the unsecured creditors of RoomStore will receive common stock in Reorganized RoomStore in satisfaction of their claims against RoomStore. Heilig-Meyers Company, the parent of RoomStore, is the single largest creditor of RoomStore and will receive approximately 67% of the new common stock of Reorganized RoomStore. Reorganized RoomStore will continue to operate stores under the RoomStore name.

RoomStore offers a wide selection of professionally coordinated home furnishings in complete room packages at value-oriented prices. RoomStore operates 65 stores located in Pennsylvania, Maryland, Virginia, North Carolina, South Carolina and Texas.

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. The Companies assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.